                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                              MEDICONSULT.COM, INC.

     1. Name. The name of the Corporation shall be: Mediconsult.com, Inc.

     2. Registered Office and Agent. The address of the corporation's registered office in the State of Delaware is: 1013 Centre Road, Wilmington, Delaware 19805, New Castle County. The name of the Corporation's registered agent at such address is: The Corporation Service Company.

     3. Purpose. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. Duration. The corporation is to have perpetual existence.

     5. Capital Stock.

        5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Fifty-five Million (55,000,000). Fifty million (50,000,000) shares shall be designated "Common Stock" and shall have a par value of $.001. Five Million (5,000,000) shares shall be designated "Preferred Stock" and shall have a par value of $.001. All shares of the Company shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

        5.02 Consideration for Stock. Shares of Common and Preferred Stock issued shall be fully paid and nonassessable if (a) the entire amount of consideration has been received by the Company in the form of cash, services rendered, personal property, real property, leases of real property, or a combination thereof; or (b) not less than the amount of the consideration determined to be capital pursuant to Section 154 of the General Corporation Law of Delaware has been received by the Company in the form specified in clause (a) and the Company has received a binding obligation of the subscriber to pay the balance of the consideration due. The Board of Directors shall have sole authority to determine the consideration to be received for the Company's stock and treasury stock, which shall not be less than the par value thereof.

        5.03 Common Stock. The Common Stock may be issued from time to time in one or more classes or series in any manner permitted by law, as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. Each class or series shall be appropriately designated, prior to issuance of any shares thereof, by some distinguishing letter, number or title. All shares of each class or series of Common Stock shall be alike in every particular and shall be of equal rank and have the same power, preferences and rights, and shall be subject to the same qualifications, limitations and restrictions, if any. The Common Stock may have such voting powers (full, limited, contingent or no voting powers), such designations, preferences and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. Unless otherwise resolved by the Board of Directors, each Common Stock share shall be of the same class and carry such voting rights as elsewhere provided for in this Charter, without any designation, preference or relative, participating, optional or other special rights, and subject to no qualification, limitation or restriction.

        5.04 Preferred Stock. The Preferred Stock may be issued from time to time in series as determined by the Board of Directors and stated in the resolution or resolutions providing for issuance thereof. The Board of Directors is further authorized to fix and determine the variations in the relative rights and preferences as between series. Each such series shall be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number, or title. The Preferred Stock may have limited, contingent or no voting powers, may have such designations, preferences, and relative, participating, optional or other special rights, and be subject to such qualifications, limitations and restrictions, as the Board of Directors shall determine by resolution or resolutions. The Preferred Stock further may be made subject to redemption by the Company at its option or at the options of the holders thereof and may be convertible into Common Stock or exchangeable for other securities of the Company.

        5.05 Amendment of Shareholder Rights. So long as no shares of any class or series established by resolution of the Board of Directors have been issued, the voting rights, designations, preferences and relative, optional, participating or other rights of these shares may be amended by resolution of the Board of Directors.

        5.06 Shares Reacquired by the Company. Shares of the Company's Common Stock or Preferred Stock redeemed or otherwise reacquired by the Company shall not be canceled and retired, unless the Board of Directors specifically so resolves at the time issuance thereof is authorized, but shall be given the status of authorized and unissued shares.

        5.07 Dividends. Dividends in cash, property or shares of the Company may be paid upon the Preferred and Common Stock, as and when declared by the Board of Directors, out of funds of the Company to the extent and in the manner permitted by law. If at any time the Company has outstanding more than one class of shares, it may pay dividends on its shares to the holders of any class of shares, without the vote of shareholders of the class in which the payment is to be made.

        5.08 Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the Company.

        5.09 Voting Rights of Debt Holders. Holders of debentures, bonds or other obligations of the Company may, at the time of issuance thereof, be given the right to vote in the election of Directors or other voting rights. Any such voting rights may be fixed or contingent.

          5.10 Denial of Pre-emptive Rights. No holder of any shares of the Company, whether now or hereafter authorized, shall have any pre-emptive or preferential right to acquire any shares or securities of the Company, including shares or securities held in the treasury of the Company.

        5.11 Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Company, and after paying or adequately providing for the payment of all its obligations, including any preferences granted to Preferred Stock, the remainder of the Company, a portion of its assets, in cash or property, subject to the limitations contained in the General Corporation Law of Delaware. Any such partial liquidation may be made without the vote or approval of shareholders. The Company may also make purchases of its Common or Preferred Stock, directly or indirectly, to the extent of unreserved and unrestricted earned surplus available, without the vote or approval of shareholders.

     6. Quorum. One-third (1/3) of the total voting power, or where a separate vote by class or series is required, one-third (1/3) of the shares of each such class or series, represented in person or by proxy, shall constitute a quorum at any meeting of the Company's shareholders.

     7. Vote Required. Any action to be taken by the Company's shareholders may be taken by a majority of the voting power present, in person or by proxy, except where this Charter or the Company's Bylaws then in effect require a higher proportion of the voting power present, a proportion of the total voting power, or both. Nothing contained in this Article 7 shall affect the voting rights of holders of any class or series of shares entitled to vote as a class or by series.

     8. Action Without Meeting. Notwithstanding any other provision of this Charter, any action by the shareholders may be taken by written consent in lieu of a meeting, without prior notice or vote, of the holders of that portion of the total voting power necessary to authorize such action. The manner of obtaining any such written consent shall be governed by the Company's Bylaws.

     9. Initial Director. The name of the person who is to serve as the director until the first annual meeting of shareholders or until his successor is elected and qualified is Robert E. Jennings.

     10. Exclusion of Liability. As authorized by Section 102(b)(7) of the General Corporation Law of Delaware, no Director of the Company shall be personally liable to the Company or any shareholder thereof for monetary damages for breach of his fiduciary duty as a Director, except for liability (i) for any breach of a Director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts in violation of Section 174 of the General Corporation Law of Delaware, as it now exists or may hereafter be amended, or (iv) for any transaction from which a Director derives an improper personal benefit. This Article 10 shall apply to a person who has ceased to be a Director of the Company with respect to any breach of fiduciary duty which occurred when such person was serving as a Director. This Article 10 shall not be construed to limit or modify in any way any director's right to indemnification or other right whatsoever under this Charter, the Company's Bylaws or the General Corporation Law of Delaware. If the General Corporation Law of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of the Company's Directors, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the General Corporation law of Delaware as so amended. Any repeal or modification of this Article 10 by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of any Director existing at the time of such repeal or modification. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend or repeal, or adopt any provision inconsistent with, this Article 10.

     11.  Indemnification.

          11.1 Actions, Suits or Proceedings other than by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

          11.2. Actions or Suits by or in the Right of the Company. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection with the defense or settlement of such action or suit and any appear therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that tho Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

              11.3. Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article, to the extent that a director or officer of the Company has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any action, suit or proceeding referred to in Sections 11.1 and 11.2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against all costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or on his behalf in connection therewith.

              11.4. Determination of Right to Indemnification.. Any indemnification under Sections 11.1 and 11.2 of this Article (unless ordered by a court) shall be paid by the Company unless a determination is made (i) by a disinterested majority of the Board of Directors who were not parties to such action, suit or proceeding, or (ii) if such disinterested majority of the Board of Directors so directs, by independent legal counsel in a written opinion, or
(iii) by the shareholders, that indemnification of the director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Sections 11.1 and 11.2 of this Article.

              11.5. Advances of Costs, Charges and Expenses. Costs, charges and expenses (including attorney's fees) incurred by a person referred to in Sections 11.1 or 11.2 of this Article in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company as authorized in this Article. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the Directors deems appropriate. The majority of the Directors may, in the manner set forth above, and upon approval of such director, officer, employee or agent of the Company, authorize the Company's counsel to represent such person, in any action, suit or proceeding, whether or not the Company is a party to such action, suit or proceeding.

              11.6 Procedure for Indemnification. Any indemnification under Sections 11.1, 11.2 and 11.3, or advance of costs, charges and expenses under
Section 11.5 of this Article, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction if the company denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person's costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Company. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 11.5 of this Article where the required undertaking, if any, has been received by the Company) that the claimant has not met the standard of conduct set forth in Sections 11.1 or 11.2 of this Article, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Company (including its Board of Directors, its independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 11.1 or 11.2 of this Article, nor the fact that there has been an actual determination by the Company (including its Board of Directors, its independent legal counsel and its shareholders) that the claimant has not net such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

              11.7. Settlement. If in any action, suit or proceeding, including any appeal, within the scope of Sections 11.1 or 11.2 of this Article, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof, then, notwithstanding any other provision hereof, the indemnification obligation of the Company to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses by such person prior to the time such settlement could reasonably have been effected.

              11.8. Other Rights, Continuation of Right of Indemnification. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which any director, officer, employee or agent seeking indemnification rnay be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article shall be deemed to be a contract between the Company and each director or officer of the Company who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director, officer, employee or agent or the obligations of the Company arising hereunder. This Article shall be binding upon any successor corporation to this Company, whether by way of acquisition, merger, consolidation or otherwise.

                   11.9. Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Directors.

              11.10. Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company (i) shall nevertheless indemnify each director and officer of the Company and (ii) may nevertheless indemnify each employee and agent of the Company, a to any cost, charge and expense (including attorney's fees), judgment, fine and amount paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the full extent permitted by applicable law.

              11.11. Amendment. The affirmative vote of at least two-thirds (2/3) of the total voting power shall be required to amend, repeal, or adopt any provision inconsistent with, this Article. No amendment, termination or repeal of this Article shall affect or impair in any way the rights of any director or officer of the company to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or appeal.

              11.12. Subsequent Legislation. If the General Corporation Law of Delaware is amended after approval by the shareholders of this Article to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     12. Powers. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

          (a)  To make, alter or repeal the bylaws of the corporation;

          (b) To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation;

          (c) To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created;

          (d) By a majority of the whole board of directors, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such agent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation; and, unless the resolution or bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock;

          (e) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its goodwill and its corporate franchise, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

     13. Compromise and Reorganization. Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Company under the provisions of Section 29l of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement to any reorganization of the Company as consequences of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

     14. Bylaws. The initial Bylaws of the Company shall be adopted by its Board of Directors. The power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, subject to the right of the shareholders to alter, amend or repeal such Bylaws or adopt new Bylaws by the affirmative vote of at least two-thirds (2/3) of the total voting power. The Bylaws may contain any provisions for the regulation and management of the affairs of the Company not inconsistent with law or this Charter.

     15. Amend Certificate of Incorporation. The Corporation reserves the right to amend its Certificate of Incorporation from time to time in accordance with the General Corporation Law of Delaware.

     16. Incorporator. The mailing address of the corporation's incorporator is:
Jon D. Sawyer, Krys Boyle Freedman Scott & Sawyer, P.C., 600 - - 17th Street, Suite 2700, Denver, Colorado 80202.

     THE UNDERSIGNED, being the incorporator named hereinbefore, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate of Incorporation, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and, accordingly, has hereunto set his hand this 2nd day of December, l996.

                              /s/ Jon D. Sawyer
                              --------------------------------
                              Jon D. Sawyer

                              CERTIFICATE OF MERGER

                                     MERGING

                              MEDICONSULT.COM INC.

                          (A COLORADO CORPORATION) INTO

                              MEDICONSULT.COM, INC.

                            (A DELAWARE CORPORATION)


         CERTIFICATE OF MERGER entered into this 4th day of December, 1996 by and between MEDICONSULT.COM INC., a Colorado corporation and MEDICONSULT.COM, INC., a Delaware corporation.

         THIS IS TO CERTIFY:

         FIRST: MEDICONSULT.COM, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter sometimes referred to as "MEDICONSULT-DE"), and MEDICONSULT.COM INC., a corporation organized and existing under the laws of the State of Colorado (hereinafter sometimes referred to as "MEDICONSULT-CO"), agree that MEDICONSULT-CO shall be merged into MEDICONSULT-DE. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

         SECOND: MEDICONSULT-DE shall survive the merger and shall continue under the name of MEDICONSULT.COM, INC.

         THIRD: The parties to the Articles of Merger are MEDICONSULT.COM, INC., a corporation organized under the General Corporation Law of the State of Delaware and MEDICONSULT.COM INC., a corporation organized and existing under the laws of the State of Colorado.

         FOURTH: No amendment is made to the Articles of Incorporation of MEDICONSULT-DE, the surviving corporation, as part of the merger.

         FIFTH: The Plan of Merger is as set forth in the Agreement and the Plan of Merger dated December 4, 1996, which is attached hereto and incorporated herein by this reference.

         SIXTH: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

         SEVENTH: The Agreement and Plan of Merger was duly advised, authorized and approved in the manner required by the Articles of Incorporation of MEDICONSULT-CO and the laws of the State of Colorado, and the number of shares voted for the Agreement and Plan of Merger was sufficient for approval. On the date of the vote of the stockholders of MEDICONSULT-CO, the number and designation of shares of MEDICONSULT-CO outstanding were 14,739,400 shares of Common Stock, $.001 par value, of which 11,000,000 shares voted in favor of the Agreement and Plan of Merger. No shares of any other class of stock were outstanding.

         EIGHTH: MEDICONSULT-DE hereby agrees that it may be served with process in the State of Colorado in any proceeding for the enforcement of any obligation of it arising from the merger, including the rights of any dissenting stockholders thereof, and hereby irrevocably appoints the Secretary of State of Colorado as its agent to accept service of process in any such suit or other proceedings and agrees that service of any such process may be made by personally delivering to and leaving with such Secretary of State of Colorado, duplicate copies of such process, and hereby authorizes the Secretary of State of Colorado to send forthwith by registered mail one of such duplicate copies of such process addressed to it c/o Jon D. Sawyer, P.C., at 600- 17th Street, Suite 2700, Denver, Colorado 80202, unless MEDICONSULT-DE shall hereafter designate in writing to such Secretary of State of Colorado a different address for such process, in which case the duplicate copy of such process shall be mailed to the last address so designated.

         IN WITNESS WHEREOF, the parties to the merger have caused this Certificate of Merger to be signed in their respective corporate names and on their behalf by the respective presidents and witnessed or attested by their respective secretaries as of the 4th day of December, 1996.

ATTEST                                      MEDICONSULT.COM, INC.
                                            (a Delaware Corporation)

/s/ Robert A. Jennings                         /s/ Robert A. Jennings
---------------------------                 -----------------------------
Robert E. Jennings, Secretary               Robert E. Jennings, President


ATTEST                                      MEDICONSULT.COM INC.

/s/ Robert A. Jennings                         /s/ Robert A. Jennings
---------------------------                 ------------------------------
Robert E. Jennings, Secretary               Robert E. Jennings, President

         THE UNDERSIGNED, President of MEDICONSULT.COM, INC., a Delaware corporation, who executed on behalf of said corporation the foregoing Certificate of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            /s/ Robert A. Jennings
                                            ------------------------------
                                            Robert E. Jennings, President

         THE UNDERSIGNED, President of MEDICONSULT.COM INC., a Colorado corporation, who executed on behalf of said corporation the foregoing Certificate of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Certificate of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                            /s/ Robert A. Jennings
                                            ------------------------------
                                            Robert E. Jennings, President

STATE OF COLORADO )
                  )ss.
COUNTY OF DENVER  )

         Robert E. Jennings, President of MEDICONSULT.COM, INC., a Delaware corporation, personally appeared before me on the 4th day of December, 1996, and, under oath, signed the foregoing Certificate of Merger and stated that the facts contained therein are true to the best of his knowledge and belief.

         Witness my hand and official seal.

(NOTARIAL SEAL)
                                            /s/ Robert A. Jennings
                                            ------------------------------

My commission expires:                      Address: 600-17th Street, Suite 2700
                       --------------               Denver, Colorado  80202

AGREEMENT AND PLAN OF MERGER BETWEEN
          MEDICONSULT.COM INC. (A Colorado Corporation)
                               AND
          MEDICONSULT.COM, INC.(A Delaware Corporation)

     AGREEMENT AND PLAN OF MERGER made this 4th day of December, 1996, between MEDICONSULT.COM INC., a Colorado corporation (hereinafter called
"MEDICONSULT-CO"), and MEDICONSULT.COM, INC., a Delaware corporation (hereinafter called "MEDICONSULT-DE").

     WHEREAS, MEDICONSULT-CO is a corporation organized and existing under the laws of the state of Colorado, its Certificate of Incorporation having been filed in the Office of the Secretary of State of Colorado on October 31, 1996 with its registered office located at 1401 17th Street, Suite 460, Denver, Colorado 80202, and the registered agent in charge thereof being Jon D. Sawyer; and

     WHEREAS, MEDICONSULT-DE is a corporation organized and existing under the laws of the state of Delaware, its Certificate of Incorporation having been filed in the Office of the Secretary of State of Delaware on December 3rd, 1996, with its registered office located at 1013 Centre Road, Wilmington, Delaware 19805, and the registered agent in charge thereof being The Corporation Service Company (New Castle County); and

     WHEREAS, MEDICONSULT-CO has an authorized capital stock consisting of Seven Hundred Million (700,000,000) shares of Common Stock, no par value, of which 14,739,400 shares have been issued and are now outstanding, and Ten Million (10,000,000) shares of Preferred Stock, $.10 par value, of which no shares have been issued; and

     WHEREAS, MEDICONSULT-DE has an authorized capital stock consisting of Fifty Million (50,000,000) shares of Common Stock, $.001 par value, of which 100 shares have been issued and are now outstanding, and Five Million (5,000,000) shares of Preferred Stock, $.001 par value, of which no shares have been issued; and

     WHEREAS, the Boards of Directors of MEDICONSULT-CO and of MEDICONSULT-DE, respectively, deem it advisable and to the advantage and welfare of the two corporate parties and their respective shareholders that MEDICONSULT-CO merge with MEDICONSULT-DE under and pursuant to the provisions of the Colorado Business Corporation Act and the General Corporation Law of Delaware; and

     WHEREAS, the shareholders of MEDICONSULT-CO and MEDICONSULT-DE, respectively, have approved the merger as required by the Colorado Business Corporation Act and the General Corporation Law of Delaware.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:

     25. Merger. MEDICONSULT-CO shall be, and it hereby is, merged into MEDICONSULT-DE, which shall be the surviving corporation.

     26. Effective Date. This Agreement and Plan of Merger shall become effective immediately upon compliance with the laws of the States of Colorado and Delaware, the time of such effectiveness being hereinafter called the Effective Date.

     27. Surviving Corporation. MEDICONSULT-DE shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of MEDICONSULT-CO shall cease forthwith upon the Effective Date.

     28. Articles of Incorporation. The present Articles of Incorporation of MEDICONSULT-DE shall be the Articles of Incorporation of MEDICONSULT-DE following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Delaware.

     29. Bylaws. The present Bylaws of MEDICONSULT-DE shall be the Bylaws of MEDICONSULT-DE following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

     30. Further Assurance of Title. If at any time MEDICONSULT-CO shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to MEDICONSULT-DE any right, title or interest of MEDICONSULT-CO held immediately prior to the Effective Date, MEDICONSULT-CO and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or proper to acknowledge or confirm such right, title or interest in MEDICONSULT-DE as shall be necessary to carry out the purposes of this Agreement and Plan of Merger, and MEDICONSULT-DE and the proper officers and directors thereof are fully authorized to take any and all such action in the name of the Company or otherwise.

     31. Retirement of Outstanding Stock. Forthwith upon the Effective Date, each of the 100 shares of the Common Stock of MEDICONSULT-DE presently issued, outstanding and owned by MEDICONSULT-CO shall be retired.

     8. Conversion of Outstanding Stock. Forthwith upon the Effective Date, each of the issued and outstanding shares of Common Stock of MEDICONSULT-CO shall be converted into one (1) fully paid and nonassessable share of Common Stock of MEDICONSULT-DE, and each certificate nominally representing shares of Common Stock of MEDICONSULT-CO shall be forthwith surrendered for cancellation and reissuance of share certificates in MEDICONSULT-DE.

     9. Book Entries. The merger contemplated hereby shall be treated as a pooling of interests and as of the Effective Date entries shall be made upon the books of MEDICONSULT-DE in accordance with the following:

          (a) The assets and liabilities of MEDICONSULT-CO shall be recorded at the amounts at which they are carried on the books of MEDICONSULT-CO immediately prior to the Effective Date with appropriate adjustment to reflect the retirement of the 100 shares of Common Stock of MEDICONSULT-DE presently issued and outstanding.

          (b) There shall be credited to the Capital Account the aggregate amount of the par value per share of all of the Common Stock of MEDICONSULT-CO resulting from the conversion of the outstanding common Stock of MEDICONSULT-CO.

          (c) There shall be credited to Capital Surplus Account an amount equal to that carried on the Capital Surplus Account of MEDICONSULT-CO immediately prior to the Effective Date.

          (d) There shall be credited to Earned Surplus Account an amount equal to that carried on the Earned Surplus Account of MEDICONSULT-CO immediately prior to the Effective Date.

     10. Termination. This Agreement and Plan of Merger may be terminated and abandoned by action of the Board of Directors of MEDICONSULT-CO at any time prior to the Effective Date, whether before or after approval by the shareholders of the two corporate parties hereto.

     11. Expenses of Merger. MEDICONSULT-DE shall pay all expenses of carrying this Agreement and Plan of Merger into effect and accomplishing the merger herein provided for.

     12. Lawful Corporate Action. The undersigned warrant and represent that the execution of this Agreement and Plan of Merger is the lawful corporate act of each Company.

     IN WITNESS WHEREOF, each of the parties hereto pursuant to authority duly granted by the Board of Directors has caused this Agreement and Plan of Merger to be executed on the date and year first above written.

MEDICONSULT.COM INC.                    MEDICONSULT.COM, INC.
  (a Colorado corporation)        (a Delaware corporation)


By  /s/ Robert E. Jennings        By  /s/ Robert E. Jennings
  ---------------------------       -----------------------------
  Robert E. Jennings, President     Robert E. Jennings, President


By  /s/ Robert E. Jennings        By  /s/ Robert E. Jennings
  ---------------------------       -----------------------------
  Robert E. Jennings, Secretary     Robert E. Jennings, Secretary

                          CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                      $10.00 NON-CUMULATIVE PREFERRED STOCK
                                       OF
                              MEDICONSULT.COM, INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Medioconsult.com, Inc., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 5 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its $.001 par value Preferred Stock designated as Non-Cumulative Preferred Stock:

                     RESOLUTION ESTABLISHING AND DESIGNATING
                      $10.00 NON-CUMULATIVE PREFERRED STOCK

         WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares of stock designated "Preferred Stock," and vests in the Board of Directors the authority to specify the number of shares of Preferred Stock to be issued, to divide the Preferred Stock into one or more series within any class thereof, and to fix the number of Shares in such series, and the preferences, rights and restrictions thereof; and

         WHEREAS, the Corporation now desires to designate a $10.00 Non-Cumulative Preferred Stock.

         NOW, THEREFORE, be it resolved that there shall be one series of Preferred Stock of the Corporation designated "$10.00 Non-Cumulative Preferred Stock." The number of shares of this series of $10.00 Non-Cumulative Preferred Stock shall be 190,000 shares. The powers, designations, preferences and relative, participating, optional or other special right of the shares of this series of $10.00 Non-Cumulative Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall be as follows:

         1. DIVIDEND PROVISIONS. Each issued and outstanding share of $10.00 Non-Cumulative Preferred Stock shall entitle the holder of record thereof to receive out of funds legally available therefor, when and as declared by the Board of Directors, dividends in cash at the rate of eight percent (8%) of the liquidation preference of Ten Dollars ($10.00) per annum, which shall be payable semi-annually on the 30th day of June and the 31st day of December in each calendar year, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the common shares and before distributions of any kind may be made upon the issued and outstanding common shares. The right as aforesaid to semi-annual dividends upon the issued and outstanding $10.00 Non-Cumulative Preferred Stock shall be non-cumulative and shall not be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, unless and until said dividends shall have been declared by the Board of Directors. Whenever full dividends upon the issued and outstanding shares of $10.00 Non-Cumulative Preferred Stock as aforesaid for the then current semi-annual dividend period shall have been declared and either paid or a sum sufficient for the payment thereof set aside in full, without interest, the Board of Directors may declare, set aside or pay additional cash dividends, and/or may make share distributions of the authorized but unissued common shares of the Corporation and/or of its treasury common shares, if any.

         2. LIQUIDATION PREFERENCE.

            (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holder of each share of $10.00 Non-Cumulative Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock, an amount per share equal to $10.00. If the assets and funds to be distributed among the holders of the $10.00 Non-Cumulative Preferred Stock shall be insufficient to permit the payment of the full aforesaid preferential amount to such holders, then the entire assets and funds of the Corporation legally available for the distribution shall be distributed among the holders of the $10.00 Non-Cumulative Preferred Stock in proportion to the aggregate preferential amount of all shares of $10.00 Non-Cumulative Preferred Stock held by them. After payment has been made to the holders of the $10.00 Non-Cumulative Preferred Stock, the holders of the Common Stock shall be entitled to share ratably in the remaining assets on the basis of the number of shares of Common Stock held by them at the time of such liquidation.

            (b) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, or the sale of any other corporate reorganization, in which shareholders of the Corporation receive distributions as a result of such consolidation, merger, sale of assets or reorganization, shall be treated as a liquidation, dissolution or winding up of the Corporation, unless the stockholders of the Corporation held more than fifty percent (50%) for the voting equity securities of the successor or surviving corporation immediately following such consolidation, merger, sale of assets or reorganization in which event such consolidation, merger, sale of assets, or reorganization shall not be treated as a liquidation, dissolution or winding up.

         3. CONVERSION. The $10.00 Non-Cumulative Preferred Stock shall not be convertible into Common Stock.

         4. VOTING RIGHTS. Each share of $10.00 Non-Cumulative Preferred Stock shall entitle the holder to one (1) vote and with respect to each such vote, a holder of shares of $10.00 Non-Cumulative Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of a holder of shares of Common Stock, share for share, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote with holders of Common Stock together as a single class.

         5. REDEMPTION PROVISIONS. To the extent permitted under the General Corporation Law of the State of Delaware, shares of the $10.00 Non-Cumulative Preferred Stock are redeemable as follows:

            (a) REDEMPTION AT OPTION OF CORPORATION. Shares of $10.00 Non-Cumulative Preferred Stock may be redeemed, in whole or in part, at any time and from time to time after the date of issuance at the option of the Corporation. If fewer than all of the outstanding shares of $10.00 Non-Cumulative Preferred Stock are to be redeemed, the Corporation will select those to be redeemed pro rata or by lot or in such other manner as the Board of Directors may determine. In the event that the Corporation has failed to pay dividends which have been declared on the $10.00 Non-Cumulative Preferred stock, it may not redeem any of the then outstanding shares of the $10.00 Non-Cumulative Preferred Stock until all such declared and unpaid dividends have been paid in full.

            (b) REDEMPTION PRICE. The redemption price per share under this
Section 5 shall be Ten Dollars ($10.00) per share, plus an amount equal to declared and unpaid dividends, pro rate to the date of redemption, whether or not such date of redemption is a regular semi-annual dividend payment date.

            (c) NOTICE OF REDEMPTION. Notice to the holders of shares of $10.00 Non-Cumulative Preferred Stock to be redeemed shall be given not earlier than 30 days nor later than 10 days before the date fixed for redemption. The notice of redemption to each stockholder whose shares of $10.00 Non-Cumulative Preferred Stock are to be redeemed shall specify the number of $10.00 Non-Cumulative Preferred Stock of such stockholder to be redeemed, the date fixed for redemption and the redemption price at which shares of $10.00 Non-Cumulative Preferred Stock are to be redeemed, and shall specify where payment of the redemption price is to be made upon surrender of such share and shall state that accrued dividends to the date fixed for redemption will be paid as specified in said notice, that from and after said date dividends thereon will cease to accrue.

         6. NOTICES. Any notice required to be given to holders of shares of $10.00 Non-Cumulative Preferred Stock shall be deemed given upon deposit in the United States mail, postage prepaid, addressed to such holder of record at his address appearing on the books of the Corporation, or upon personal delivery of the aforementioned address.

         IN WITNESS WHEREOF, said Mediconsult.com, Inc. has caused this Certificate of Designations, Preferences and Rights of $10.00 Non-Cumulative Preferred Stock to be duly executed by its President and its Secretary this 30th day of June 1997.

                                   MEDICONSULT.COM, INC.



                                   By /s/ Robert A. Jennings
                                     -------------------------------------------
                                     Robert E. Jennings, President and Secretary

[CORPORATE SEAL]

                      CERTIFICATE OF INCREASE IN NUMBER OF
                              SHARES DESIGNATED AS
                      $10.00 NON-CUMULATIVE PREFERRED STOCK
                                       OF
                              MEDICONSULT.COM,INC.


         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, MEDICONSULT.COM,INC., a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 5 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution increasing the number of shares included in a series of its $.001 per value Preferred Stock designated as $10.00 Non-Cumulative Preferred Stock.

         WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares of stock designated "Preferred Stock," and vests in the Board of Directors the authority to specify the number of shares of Preferred Stock to be issued, to divide the Preferred Stock into one or more series within any class thereof, and to fix the number of Shares in such series, and the preferences, rights and restrictions thereof, and

         WHEREAS, on June 30, 1997, the Board of Directors adopted resolutions designating 190,000 shares as "10.00 Non-Cumulative Preferred Stock" and a Certificate of Designations, Preferences and Rights of such series of preferred stock was filed with the Secretary of State of the State of Delaware on July 9, 19997; and

         WHEREAS, the Board of Directors now desires to designate additional shares as $10.00 Non-Cumulative Preferred Stock.

         NOW, THEREFORE, be it resolved that the number of shares of the Corporation's Preferred Stock designated as "$10.00 Non-Cumulative Preferred Stock" shall be increased to 1,000,000 shares. The powers, designations, preferences and relative, participating, optional or other special rights of the shares of the $10.00 Non-Cumulative Preferred Stock and the qualifications, limitations and restrictions of such preferences and rights shall continue to be as adopted by the Board of Directors on June 30, 1997, as set forth in the Certificate of Designations, Preferences and Rights of $10.00 Non-Cumulative Preferred Stock filed with the Secretary of State of the State of Delaware on July 9, 1997.

         IN WITNESS WHEREOF, said Mediconsult.com,Inc. has caused this Certificate of Increase in Number of Shares Designated as $10.00 Non-Cumulative Preferred Stock to be duly executed by its President and its Secretary this 31st day of March 1998.

                                 MEDICONSULT.COM,INC.



                                 By: /S/ROBERT JENNINGS
                                     ------------------
                                     Robert E. Jennings, President and Secretary

[CORPORATE SEAL]

                         CERTIFICATE OF AMENDMENT OF THE
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
               RIGHTS OF $10.00 NON-CUMULATIVE PREFERRED STOCK OF
                              MEDICONSULT.COM, INC.


         MEDICONSULT.COM, INC., a corporation organized under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), does hereby certify as follows:

                  1. That the Board of Directors of the Corporation adopted a resolution setting forth and declaring advisable the following amendment to the Certificate of Designations, Preferences and Rights of $10.00 Non-Cumulative Preferred Stock of the Corporation (the "Certificate").

                  2. That in lieu of a meeting and vote of the stockholders, a majority of the stockholders of the Corporation has given their written consent to such amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                  3. That paragraph 1 of the Certificate of the Corporation is hereby deleted in its entirety and is hereby amended to read as follows:

"1. DIVIDEND PROVISIONS. Each issued and outstanding share of Preferred Stock shall entitle the holder of record thereof to receive out of funds legally available therefor, when and as declared by the Board of Directors, dividends at the rate of eight percent (8%) of the liquidation preference of Ten Dollars ($10.00) per annum, which shall be payable semi-annually on the 30th day of June and the 31st day of December in each calendar year, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the common shares and before distributions of any kind may be made upon the issued and outstanding common shares. The right as aforesaid to semi-annual dividends upon the issued and outstanding Preferred Stock shall be cumulative and shall be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, or whether said dividends shall have been declared by the Board of Directors. Whenever full dividends upon the issued and outstanding shares of Preferred Stock as aforesaid for all past semi-annual dividend periods shall have been paid, without interest, and whenever full dividends upon the issued and outstanding shares of Preferred Stock as aforesaid for the then current semi-annual dividend period shall have been declared and either paid or a sum sufficient for the payment thereof set aside in full, without interest, the Board of Directors may declare, set aside or pay additional cash dividends, and/or may make share distributions of the authorized but unissued shares of the Corporation and/or of its treasury common shares, if any. All dividends payable on or in respect of the Preferred Stock shall be payable in shares of Preferred Stock of the Corporation. No later than the time immediately prior to the occurrence of a Conversion Event (defined below), the Corporation shall issue and deliver or, failing such actual issuance and delivery, shall be deemed to have issued and delivered, to each holder of record of Preferred Stock that number of fully paid and non-assessable shares of Preferred Stock as shall be equal to the aggregate amount payable in respect of each semi-annual dividend payment not theretofore paid, divided by the Original Issue Price (defined below). The Conversion Price (defined below) of such shares of Preferred Stock issued in respect of dividends shall be the same as the Conversion Price of the shares of Preferred Stock then outstanding. Upon the occurrence of a Conversion Event, all such shares of Preferred Stock accrued as a dividend shall convert into Common Stock, whether or not formally issued or whether earned or whether said dividends shall have been declared, on the same basis as the Preferred Stock theretofore outstanding."

                  4. That paragraph 3 of the Certificate of the Corporation, which establishes the Preferred Stock, is hereby deleted in its entirety and is hereby amended to read as follows:

"3. CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                     (a) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into the number of fully-paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price of such series by the Conversion Price in effect for such series at the time of conversion, without any action by the holder of such shares and whether or not a certificate representing such shares is surrendered to the Corporation or its transfer agent, upon the occurrence of a Conversion Event (as defined below). The number of shares of Common Stock into which each share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" for such series. The initial Conversion Price per share for shares of Preferred Stock shall be $1.20 and the Original Issue Price for the Preferred Stock shall be $10.00 per share; provided, however, that the Conversion Price for the Preferred Stock of any series shall be subject to adjustment as set forth in subsection (c) of this Section 3. "Conversion Event" means any of the following: (i) the merger, combination, reorganization or consolidation of the Corporation with or into another corporation with respect to which less than a majority of the outstanding voting power of the surviving, combined or consolidated corporation shall be held by stockholders of the Corporation immediately prior to such event, (ii) the sale, transfer or other disposition (including by exclusive license) of all or substantially all of the properties and assets of the Corporation which shall beneficially own five percent (5%) or more of the combined voting power of the Corporation, or a profit sharing or other employee benefit plan) of securities of the Corporation such that such person or entity or group of person or entities shall as a result of such purchase or purchases beneficially own, directly or indirectly securities of the Corporation representing more than forty percent (40%) of the combined voting power of the Corporation=s then outstanding securities or have the right to designate a majority of the members of the Board of Directors of the Corporation, (iv) the closing of an underwritten public offering by the Corporation of shares of its Common Stock (which may be included within units) registered under the Securities Act of 1933, as amended, on Form S-1, S-3 or other appropriate form for the general registration of securities (other than in connection with the registration of securities issues under an employee benefit plan of the Corporation) and resulting in gross proceeds to the Corporation (before deducting underwriting discounts, commissions and expenses) of at least $10,000,000.

                     (b) MECHANICS OF CONVERSION. Upon the conversion of the Preferred Stock pursuant to subsection (a) above, all certificates evidencing the shares of Preferred Stock which are converted in accordance with the provision thereof shall, from and after the date such shares are so converted, be deemed to have been retired and canceled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, regardless of whether the holder or holders thereof shall have surrendered such certificates on or prior to such date. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the date of the Conversion Event. If the conversion is in connection with an offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                     (c) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as set forth below.

                         (i)In the event the Corporation should at any time or
from time to time after the issuance of a series of Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), each holder of the Preferred Stock shall thereafter be entitled upon the conversion of each share thereof held by such holder to receive for each share the number of such Common Stock Equivalents which such holder would have owned or have been entitled to receive after the happening of that one of the events described above which shall have happened had such Preferred Stock been converted immediately prior to the happening of such event, the adjustment to become effective immediately after the opening of business on (x) the day next following the record date for determination of holders of Common Stock entitled to receive such dividend or (y) the day upon which such split or subdivision shall become effective.

                         (ii) If the number of shares of Common Stock
outstanding at any time after is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares, so that the holder of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities which such holder would have owned after the happening of combination described above if such shares of Preferred Stock had been converted immediately prior to the happening of such combination on the day upon which such combination become effective.

                     (d) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this subsection 3(d), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                     (e) MERGERS, ETC. In case the Corporation shall effect a reorganization, shall merge with or consolidate into another corporation, or shall sell, transfer or otherwise dispose of all or substantially all of its property, assets or business and, pursuant to the terms of such reorganization, merger, consolidation or disposition of assets, shares of stock or other securities, property or assets of the Corporation, successor or transferee or an affiliate thereof or cash are to be received by or distributed to the holders of Common Stock, then each holder of Preferred Stock shall be given a written notice from the Corporation informing each holder of Preferred Stock of the terms of such reorganization, merger, consolidation, or disposition of assets and of the record date thereof for any distribution pursuant thereto, at least ten days in advance of such record date, and each holder of Preferred Stock shall have, in addition to the rights provided for, the right thereafter to receive, at the holder's election, either (A) upon conversion of such Preferred Stock, the kind and amount of shares of stock or other securities, property or assets of the Corporation, successor or transferee or affiliate thereof or cash receivable upon or as a result of such reorganization, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock equal to the number of shares of Preferred Stock as may be converted divided by the Conversion Price in effect for such series immediately prior to such event, or
(B) the securities into which such shares of Preferred Stock are converted into, upon, or as a result of such reorganization, merger, consolidation, or disposition of assets. The provisions of this subsection (e) shall similarly apply to successive reorganizations, mergers, consolidations or dispositions of assets.

                     (f) RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3), provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion) shall be applicable after that event as nearly equivalent as may be practicable.

                         (g) CERTAIN TENDERS AND EXCHANGES. If a purchase,
tender or exchange offering is made to and accepted by the holders or more than 50% of the outstanding shares of Common Stock, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any affiliate of such person, unless prior to the consummation thereof each holder of shares of Preferred Stock shall have been given not less than fifteen days to elect to receive, upon conversion of the shares of Preferred Stock then held by such holder, either the stock, securities, cash or assets then issuable with respect to the Common Stock in accordance with such offer, or the equivalent thereof.

                         (h) OTHER STATE OF FACTS. If a state of facts shall
occur which, without being specifically controlled by the provisions of this
Section 3, would not fairly protect the conversion rights of the Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.

                         (i) NO IMPAIRMENT. The Corporation will not, by
amendment of its certificate of incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

                         (j) NO FRACTIONAL SHARES AND CERTIFICATE AS TO
ADJUSTMENTS. (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                             (ii) Upon the occurrence of each adjustment or
readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly cause the Corporation's regularly retained auditor to compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                         (k) NOTICES OF RECORD DATE. In the event of any taking
by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution-or right, and the amount and character of such dividend, distribution or right.

                         (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions.

                         (m) NOTICES. Any notice required by the provisions of
this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given on the date it is sent if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Corporation.

                         (n) TAXES. The Corporation shall pay all documentary,
stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock; PROVIDED, HOWEVER, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

                         (o) STATUS OF CONVERTED STOCK. In the event any shares
of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be issuable by the Corporation, and all accrued and unpaid dividends (whether or not declared) with respect to such converted shares shall be canceled. The certificate of incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation's authorized capital stock."

         5. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned this 13th day of January 1999.

                                           MEDICONSULT.COM, INC.



                                           /s/ROBERT E. JENNINGS
                                           ---------------------
                                           Name: Robert E. Jennings
                                           Title:   Chief Executive Officer

                           CERTIFICATE OF DESIGNATION
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MEDICONSULT.COM, INC.


                  MEDICONSULT.COM, INC., a Delaware corporation (the "Corporation"), acting pursuant to Section 141 of the Delaware General Corporation Law, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Senior Preferred Stock.

                  FIRST: The name of the Corporation is Mediconsult.com, Inc.

                  SECOND: By unanimous consent of the Board of Directors of the Corporation dated February 25, 1999, the following resolutions were duly adopted:

                  WHEREAS the Certificate of Incorporation of the Corporation authorizes Preferred Stock consisting of 5,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

                  WHEREAS the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of
Section 5.04 of the Corporation's Certificate of Incorporation to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such series; and

                  WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

                  NOW, THEREFORE, BE IT RESOLVED that pursuant to Section 5.04 of the Corporation's Certificate of Incorporation, there is hereby established a new series of 1,000,000 shares of Preferred Stock of the Corporation (the "Senior Preferred Stock") to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Section 5.04 as follows:

1.    DIVIDENDS.

           (a) The holder of each share of Senior Preferred Stock shall be entitled to receive out of funds legally available therefor, when and as declared by the Board of Directors of the Corporation, dividends at the rate of eight percent (8%) of the Original Issuance Price per annum (the "Senior Preferred Dividends"), which shall be payable semi-annually on the 30th day of June and the 31st day of December in each calendar year, and which shall be declared and set apart or paid before dividends of any kind may be declared upon the shares of Common Stock, $.001 par value of the Corporation (the "Common Stock") or shares of Preferred Stock, $.001 par value of the Corporation (the "Junior Preferred Stock") and before distributions of any kind may be made upon the issued and outstanding shares of Common Stock or shares of Junior Preferred Stock (other than the payment of Junior PIK Dividends (as defined below) in the event of a Qualified Offering). The right to Senior Preferred Dividends shall be cumulative and shall be deemed to accrue, whether dividends are earned or whether there be funds legally available therefor, or whether said Senior Preferred Dividends shall have been declared by the Board of Directors of the Corporation; PROVIDED, HOWEVER, the right to Senior Preferred Dividends shall not begin to accrue unless (i) a Qualified Offering does not occur on or prior to June 30, 1999 or
(ii) a Corporate Transaction occurs, in which case the right to Senior Preferred Dividends shall have been deemed to accrue as of the Original Issuance Date. Except with respect to the Junior PIK Dividends, the declaration and accrual of which may occur prior to a payment, declaration or reservation of Senior Preferred Dividends, whenever the full amount of Senior Preferred Dividends for all past and current semi-annual dividend periods shall have been paid, without interest, declared or a sum sufficient for the payment thereof set aside in full, without interest (as the case may be), the Board of Directors may declare, set aside or pay additional cash dividends, and/or may make share distributions of the authorized but unissued shares of the Corporation and/or of its treasury shares of Common Stock, if any. All Senior Preferred Dividends shall be payable in shares of Senior Preferred Stock of the Corporation. On or prior to the date of a conversion of the Senior Preferred Stock into Common Stock pursuant to
Section 4, the Corporation shall issue and deliver or, failing such actual issuance and delivery, shall be deemed to have issued and delivered, to each holder of record of Senior Preferred Stock that number of fully paid and non-assessable shares of Senior Preferred Stock as shall be equal to the aggregate amount payable in respect of each semi-annual Senior Preferred Dividend payment not previously paid, divided by the Original Issuance Price. In addition, the holder of each share of Senior Preferred Stock shall be entitled to share in any dividends declared or paid upon or set aside for the Common Stock or Junior Preferred Stock (other than the payment in the form of shares of Junior Preferred Stock ("Junior PIK Dividends") of cumulative dividends to the Junior Preferred Stock as set forth in the Certificate of Designations, Preferences and Rights of Junior Preferred Stock, as amended and in effect on the Original Issuance Date), pro rata in accordance with the number of shares of Common Stock into which such shares of Senior Preferred Stock are then convertible pursuant to Section 4. No dividend shall be paid on the shares of the Common Stock or Junior Preferred Stock (other than the payment of Junior PIK Dividends) unless dividends are paid PRO RATA to the holders of outstanding shares of Senior Preferred Stock in accordance with the number of shares of Common Stock into which such shares of Senior Preferred Stock are then convertible pursuant to Section 4.

2.    LIQUIDATION.

           (a) Upon a Liquidation (as defined below), after payment or provision for payment of the debts and other liabilities of the Corporation:

               (i) the holders of Senior Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock and Junior Preferred Stock, out of the remaining assets of the Corporation available for distribution to its stockholders with respect to each share of Senior Preferred Stock, an amount (the "Senior Preference Amount") per share of Senior Preferred equal to the sum of (A) $6.32 (the "Original Issuance Price" of the Senior Preferred Stock) and (B) all unpaid Senior Preferred Dividends and other dividends payable with respect to such share under Section 1. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Senior Preferred Stock the full respective Senior Preference Amounts to which they shall be entitled, the holders of Senior Preferred Stock shall share ratably in any distribution of assets based on the amounts which would be payable to them on or with respect to the shares of Senior Preferred Stock held by them upon such distribution pursuant to this Section 2 as if all amounts payable on or with respect to such shares were paid in full.

               (ii) After distribution to the holders of Senior Preferred Stock of the full Senior Preference Amount set forth in Section 2(a)(i), the holders of Junior Preferred Stock shall be entitled to receive, prior and in preference to the holders of Common Stock, out of the remaining assets of the Corporation available for distribution to its Stockholders with respect to each share of Junior Preferred Stock an amount per share of Junior Preferred Stock equal to $10.00 plus accrued and unpaid Junior PIK Dividends (the "Junior Preference Amount" and the Senior Preference Amount and the Junior Preferred Amount collectively the "Preferred Amount"). If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Junior Preferred Stock the full respective Junior Preference Amounts to which they shall be entitled, the holders of Junior Preferred Stock shall share ratably in any distribution of assets based on the amounts which would be payable to them on or with respect to the shares of Junior Preferred Stock held by them upon such distribution pursuant to this
Section 2 as if all amounts payable on or with respect to such shares were paid in full.

               (iii) After distribution to the holders of Senior Preferred Stock of the full Senior Preference Amount set forth in Section 2(a)(i) and distribution to the holders of Junior Preferred Stock of the full Junior Preference Amount set forth in Section 2(a)(ii), the holders of Common Stock shall be entitled to receive, on a PRO RATA basis, the remaining assets of the Corporation available for distribution to its stockholders.

            (b) For purposes of this Section 2, a Corporate Transaction (as defined below) shall be treated as a Liquidation and shall entitle the holders of Preferred Stock to receive, upon the consummation of such Corporate Transaction, consideration in the same form as is to be provided in such Corporate Transaction (whether cash, securities, other property or any combination thereof), having a fair market value (determined in good faith by the board of directors of the Corporation) equivalent to the amounts to which such holders of Junior Preferred Stock and Senior Preferred Stock would otherwise have been entitled pursuant to Section 2(a) assuming such Corporate Transaction had constituted a Liquidation within the meaning of said
Section 2(a).

            (c) As used herein, the following terms shall have the following respective meanings:

               (i) "Corporate Transaction" means (A) any consolidation or merger of the Corporation, other than any merger or consolidation resulting in the holders of the capital stock of the Corporation entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors, (B) any person or entity (including any affiliates thereof) becoming the holder of a majority of the capital stock of the Corporation entitled to vote for the election of directors, or (C) any sale or other disposition by the Corporation of all or substantially all of its assets.

               (ii) "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

               (iii) "Original Issuance Date" means the date of original issuance of the first share of Senior Preferred Stock.

3.     VOTING RIGHTS.

            (a) In addition to the rights provided by law or in the Corporation's By-laws, each share of Senior Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the nearest whole number of shares of Common Stock into which such share of Senior Preferred Stock is then convertible pursuant to Section 4. Except as provided in paragraph (b) below or as otherwise provided by law, the holders of Senior Preferred Stock, shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

            (b) The Corporation shall not, without the affirmative consent or approval of the holders of at least a majority of the shares of Senior Preferred Stock then outstanding, voting as a separate class:

                 (1) authorize, create, designate or establish any class or series of capital stock or other security or other instrument convertible into or exercisable exchangeable for any security having any right, preference or privilege ranking senior to or PARI PASSU with the Senior Preferred Stock or reclassify any shares of Common Stock into shares having any right, preference or privilege ranking superior to any such right, preference or privilege of the Senior Preferred Stock;

                 (2) in any other manner amend or modify the powers, privileges, preferences, or rights, or qualifications, limitations or restrictions of the Senior Preferred Stock as to adversely affect the holders thereof;

                 (3) amend the Certificate of Incorporation of the Corporation so as to materially adversely affect the powers, preferences or rights, or qualification, limitations or restrictions, of the shares of Senior Preferred Stock;

                 (4) amend the By-laws of the Corporation in any manner that would materially adversely affect the powers, preferences or rights, or qualifications, limitations or restrictions of the Senior Preferred Stock;

                 (5) consummate any Corporate Transaction;

                 (6) effect a Liquidation; or

                 (7) directly or indirectly pay or declare any dividend (other than payment of a Junior PIK Dividend or the Senior Preferred Dividends) or make any distribution upon, or redeem, retire or repurchase or otherwise acquire, any shares of capital stock or other securities of the Corporation (other than the repurchase of Common Stock at cost or fair market value from employees upon termination of employment which is approved of the board of directors of the Corporation).

4.     OPTIONAL CONVERSION.

            (a) Upon the terms set forth in this Section 4, the holder of shares of Senior Preferred Stock shall have the right, at the holder's option, at any time and from time to time, to convert any of such shares into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issuance Price of the Senior Preferred Stock by (ii) the Conversion Price (as defined below) therefor, as last adjusted and then in effect, by surrender of the certificates representing the shares of Senior Preferred Stock to be converted. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Senior Preferred Stock shall initially be the Original Issuance Price for the Senior Preferred Stock (the "Conversion Price"), subject to adjustment as set forth in paragraph (d) below.

            (b) The holder of the shares of Senior Preferred Stock may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to at such holder's address appearing on the Corporation's records or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Senior Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Senior Preferred Stock representing the unconverted portion of the certificate so surrendered.

            (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Senior Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Senior Preferred Stock shall be computed on the basis of the aggregate number of shares of Senior Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Senior Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

            (d) The Conversion Price shall be subject to adjustment from time to time as follows:

                (i) Subject to clause (iv) below, if the Corporation shall at any time or from time to time after the Original Issuance Date issue any shares of Common Stock (including shares of Common Stock deemed to be issued pursuant to subdivision (3) of clause (ii) below) other than Excluded Stock (as defined in clause (iii) below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                    (1) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately prior to such issuance, multiplied by the applicable Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                    (2) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of clause (ii) below) immediately after the issuance of such Common Stock.

               (ii) For the purposes of any adjustment of the Conversion Price pursuant to clause (i) above, the following provisions shall be applicable:

                    (1) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                    (2) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the board of directors of the Corporation, irrespective of any accounting treatment.

                    (3) The issuance after the Original Issuance Date of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case the right to exercise which are not subject to forfeiture and that have an exercise price less than the Conversion Price last adjusted and then in effect, shall be deemed to be an issuance of Common Stock for purposes of clause (i) above. In the case of any such issuance of such options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:

                        a. the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                        b. the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                        c. on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                        d. on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                        (iii) "Excluded Stock" means (A) up to 2,500,000 shares of Common Stock, and options therefor, issued or granted from time to time to employees, directors and officers of and consultants to the Corporation pursuant to agreements, plans or arrangements approved by the Board of Directors; (B) shares of Common Stock issued by the Corporation as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; (C) shares offered in the Qualified Offering or (D) shares of Common Stock issued or issuable to satisfy conversion, option or other rights granted by the Corporation as of the Original Issuance Date.

                        (iv) Notwithstanding clause (i) above, (A) if Common Stock is issued by the Corporation in the Qualified Offering for a consideration per share (determined in accordance with the provisions of clause (ii) above, except that the price per share shall be determined before deducting any underwriter commissions) (the "Qualified Offering Price") less than the Conversion Price in effect immediately prior to the issuance of such Common Stock, then the Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to eighty five percent (85%) of the Qualified Offering Price; and (B) if a Qualified Offering does not occur on or prior to June 30, 1999 or is earlier withdrawn unless refiled (no more than one time) within 30 days thereafter or terminated (the "Outside Date"), then the Conversion Price then in effect shall, immediately following the Determination Date (as hereinafter defined), be lowered (but in no event increased) to a price equal to the greater of (A) the average bid and ask price per share of the Common Stock as reported on the OTC Bulletin Board for the twenty (20) trading days period following the earlier of (x) the Outside Date or (y) such time as the Qualified Offering shall have been withdrawn unless refiled (no more than one time) within 30 days thereafter abandoned (the "Determination Date") and (B) fifty percent (50%) of the Original Issuance Price

(and in each case such adjusted Conversion Price shall thereafter be subject to subsequent adjustment pursuant to clause (ii) above (in addition to any other applicable provision of this Section 4)).

                        (v) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holder of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (vi) If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (vii) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock), each share of Senior Preferred Stock shall after such reorganization, reclassification, consolidation or merger (unless, in the case of a consolidation or merger, payment shall have been made to the holders of Senior Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 2 hereof) be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Senior Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

               (viii) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

               (ix) In any case in which the provisions of this paragraph (d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (c) above; PROVIDED, HOWEVER, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

            (e) Whenever the Conversion Price shall be adjusted as provided in paragraph (d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Senior Preferred Stock as to which the Conversion Price shall be so adjusted at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (f) below.

            (f) If the Corporation shall propose to take any action of the types described in clauses (v), (vi) or (vii) of paragraph (d) above, the Corporation shall give notice to each holder of shares of Senior Preferred Stock, in the manner set forth in paragraph (e) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Senior Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

            (g) The Corporation shall reserve, and at all times from and after the date of Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Senior Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Senior Preferred Stock.

            (h) At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Senior Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Senior Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section 4 with respect to the rights of such holder of shares of Senior Preferred Stock.

5.     MANDATORY CONVERSION.

            (a) (i) Upon the consummation of an underwritten public offering for the account of the Corporation of its Common Stock first occurring after the Original Issuance Date pursuant to a registration statement filed under the Securities Act of 1933, as amended, with aggregate cash proceeds to the Corporation of not less than $20,000,000 (a "Qualified Offering"), and so long as all shares of Junior Preferred Stock have been converted into shares of Common Stock upon the consummation such of the Qualified Offering, each share of Senior Preferred Stock then outstanding shall, by virtue of and simultaneously with such Qualified Public Offering, be deemed automatically converted into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Original Issuance Price of the Senior Preferred Stock by (ii) the Conversion Price, as last adjusted and then in effect.

            (b) As promptly as practicable after the date of consummation of any Qualified Offering and the delivery to the Corporation of the certificate or certificates for the shares of Senior Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Senior Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such Qualified Public Offering and on such date the shares of Senior Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

            (c) The provisions set forth in Sections 5(a) and (b) shall apply to the conversion of Senior Preferred Stock pursuant to this Section in the same manner as they apply to the conversion of Senior Preferred Stock pursuant to
Section 4.

6.    OPTIONAL REDEMPTION.

            (a) Subject to Section 6(c), each holder of Senior Preferred Stock shall have the option, exercisable on or after the fourth anniversary of the Original Issuance Date upon request by the holders of 51% of the outstanding shares of Senior Preferred Stock at any time after the Original Issuance Date to cause the Corporation to redeem any or all, and the Corporation shall (unless prohibited by law), within thirty (30) days of receipt of a Notice of Exercise (as defined in Section 6(b)) (the "Optional Redemption Period") so redeem any or all (the "Optional Redemption"), of the number of shares of Senior Preferred Stock requested by such holder to be redeemed, at a redemption price per share (the "Optional Redemption Price") equal to the Original Issuance Price (subject to equitable adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences), plus declared and unpaid dividends, if any, through the date of Optional Redemption.

            (b) Notice of the exercise of the redemption option (the "Notice of Exercise") pursuant to Section 6(a) shall be sent by first-class certified mail, postage prepaid and return receipt requested, or by overnight courier to the Corporation. At all times from an after the commencement of the Optional Redemption Period, the holders of record of shares of Senior Preferred Stock shall, as to the shares of Senior Preferred Stock to be redeemed, be entitled to receive payment in cash in full of the Optional Redemption Price with respect to such Senior Preferred Stock. If the Corporation is prohibited by law from effecting any such redemption, then such redemption shall be effected as soon as such prohibition is eliminated or removed (and the Corporation shall use its best efforts to eliminate or remove such prohibition).

            (c) Anything contained herein to the contrary notwithstanding, the holders of shares of Senior Preferred Stock exercising their Optional Redemption right under this Section 6 shall have the right, exercisable at any time until payment in full of the Optional Redemption Price is made with respect to such shares, to convert all or any part of such shares into shares of Common Stock pursuant to Section 5 hereof.

                  IN WITNESS WHEREOF, this Certificate of Designation has been signed by the Chief Executive Officer of the Corporation this 25th day of February, 1999.

                                          MEDICONSULT, INC.



                                          By: /s/ Robert E. Jennings
                                             -----------------------------------
                                              Robert E. Jennings
                                              Chief Executive Officer